Exhibit 23.1

           [LETTERHEAD OF ANTON & CHIA CERTIFIED PUBLIC ACCOUNTANTS]



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ticket Corp (A Development Stage Company):

We consent to the inclusion in the foregoing Registration Statement on Form S-1/A of our report dated March 25, 2013, relating to our audits of the balance sheets of Ticket Corp. as of January 31, 2013, and the related statement of operations, stockholders' equity, and cash flows for the years then ended and for the period from January 17, 2013 (Inception) through January31, 2013. Our report dated March 25, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption"Experts"in the Registration Statement.


/s/ Anton & Chia, LLP
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Newport Beach, California
February 18, 2014